Exhibit 10.6
COMPENSATION CLAWBACK POLICY
ACKNOWLEDGEMENT AND AGREEMENT
     THIS COMPENSATION CLAWBACK POLICY ACKNOWLEDGEMENT AND AGREEMENT (this “Agreement”) is entered into as of the ______ day of ______________, 2010, between ROBBINS & MYERS, INC., an Ohio corporation (the “Company”), and ________________________ (the “Executive”), under the following circumstances:
     WHEREAS, the Executive is an “executive officer” of the Company as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended;
     WHEREAS, the Company’s Board of Directors has adopted the Robbins & Myers, Inc. Compensation Clawback Policy (the “Policy”); and
     WHEREAS, in consideration of, and as a condition to the receipt of, future annual cash and equity-based awards, performance-based compensation and other forms of cash or equity compensation made under the Company’s 2004 Stock Incentive Plan, as amended, or any other incentive compensation plan of the Company (collectively, the “Awards”), the Executive and the Company are entering into this Agreement.
     NOW, THEREFORE, the Company and the Executive hereby agree as follows:
     1. The Executive acknowledges receipt of the Policy, a copy of which is attached hereto as Annex A and is hereby incorporated into this Agreement by reference. The Executive has read and understands the Policy and has had the opportunity to ask questions to the Company regarding the Policy.
     2. The Executive hereby acknowledges and agrees that the Policy shall apply to any annual incentives, equity-based awards (including, without limitation, performance-based restricted stock units, time-based restricted stock units and stock options) and other performance-based awards granted on or after October 1, 2010 (collectively, the “Compensation”), and all such Compensation shall be subject to repayment or forfeiture under the Policy.
     3. Any applicable award agreement or other document setting forth the terms and conditions of any annual incentive or equity-based award granted to the Executive on or after October 1, 2010 shall be deemed to include the restrictions imposed by the Policy and incorporate it by reference. In the event of any inconsistency between the provisions of the Policy and the applicable award agreement or other document setting forth the terms and conditions of any annual incentive or equity-based award granted to the Executive, the terms of the Policy shall govern.
     4. The repayment or forfeiture of Compensation pursuant to the Policy and this Agreement shall not in any way limit or affect the Company’s right to pursue disciplinary action or dismissal, take legal action or pursue any other available remedies available to the Company. This Agreement and the Policy shall not replace, and shall be in addition to, any rights of the Company to recover Compensation from its executive officers under applicable laws and regulations, including but not limited to the Sarbanes-Oxley Act of 2002.
     5. The Executive acknowledges that the Executive’s execution of this Agreement is in consideration of, and is a condition to, the receipt by the Executive of future Awards from the Company; provided, however, that nothing in this Agreement shall be deemed to obligate the Company to make any Awards to the Executive in the future.

     6. This Agreement may be executed in two or more counterparts, and by facsimile or electronic transmission, each of which will be deemed to be an original but all of which, taken together, shall constitute one and the same Agreement.
     7. To the extent not preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. No modifications or amendments of the terms of this Agreement shall be effective unless in writing and signed by the parties or their respective duly authorized agents. This Agreement and the Policy shall survive and continue in full force in accordance its their terms notwithstanding any termination of the Executive’s employment with the Company and its affiliates. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Executive, and the successors and assigns of the Company.
     8. The Executive acknowledges and agrees that neither the Company’s adoption of the Policy nor the execution of this Agreement shall constitute “Good Reason” to terminate his employment within the meaning of the [employment agreement] between the Executive and the Company dated as of ___________, ______ , as the same may be amended from time-to-time.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ROBBINS & MYERS, INC.
By
Name:
Title:

EXECUTIVE

Name:

ANNEX A
ROBBINS & MYERS, INC.
COMPENSATION CLAWBACK POLICY
     NOW, THEREFORE, BE IT RESOLVED, that Robbins & Myers, Inc., (the “Company”) hereby adopts a claw-back policy on the following terms and conditions, effective with respect to annual incentives or other performance-based compensation granted on or after October 1, 2010:
Each executive officer shall repay or forfeit, to the fullest extent permitted by law and as directed by the Board, any annual incentive or other performance-based compensation received by him or her if:
•	the payment, grant or vesting of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of the Company’s financial statements filed with the Securities and Exchange Commission,

•	the Board determines in its sole discretion, exercised in good faith, that the executive officer engaged in fraud or misconduct that caused or contributed to the need for the restatement,

•	the amount of the compensation that would have been received by the executive officer had the financial results been properly reported would have been lower than the amount actually received, and

•	the Board determines in its sole discretion that it is in the best interests of the Company and its shareholders for the executive officer to repay or forfeit all or any portion of the compensation.
The Board, acting solely by the independent directors as identified under the applicable exchange listing standards, shall have full and final authority to make all determinations under this policy, including without limitation whether the policy applies and if so, the amount of compensation to be repaid or forfeited by the executive officer. All determinations and decisions made by the Board pursuant to the provisions of this policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its shareholders and employees.
From and after October 1, 2010, each award agreement or other document setting forth the terms and conditions of any annual incentive or other performance-based award granted to an executive officer shall include a provision incorporating the requirements of this policy. The remedy specified in this policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company.
The Board acknowledges that this Policy will be amended if and as required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act.
As adopted by the Board of Directors of Robbins & Myers, Inc. on October 5, 2010.